EXHIBIT 99

FOR IMMEDIATE RELEASE	CONTACT:
Thursday April 16, 2009	John A. Ustaszewski
Chief Financial Officer
(740) 657-7000
DCB FINANCIAL CORP ANNOUNCES
FIRST QUARTER 2009 OPERATING RESULTS
AND DECLARES QUARTERLY DIVIDEND
LEWIS CENTER, Ohio, April 16, 2009 — DCB Financial Corp, (OTC Bulletin Board DCBF) today announced a net loss of $1.07 million, or $0.29 loss per basic and diluted share for the three months ended March 31, 2009, compared to earnings of $1.30 million, or $0.35 per basic and diluted share for the same period in 2008.
Commenting on the first quarter results, President and Chief Executive Officer Jeffrey T. Benton said, “With the current economic challenges, we felt it was necessary to increase our loan loss reserves, the primary cause of the first quarter loss. The losses and increased reserves were primarily related to Columbus investment property loans and one large commercial loan. Despite the disappointing credit results, we had positive news in other areas. Our strong deposit growth continued, loan balances grew slightly in the first quarter, The Bank’s liquidity position improved, our net interest margin increased from the fourth quarter and key expense categories are down from year ago levels. We have taken steps to improve loan pricing and fees and reduce deposit costs. Numerous expense reduction, credit mitigation and fee income initiatives have been put in place. While we are cautious during these challenging economic times, we remain optimistic about the long term prospects for The Bank.”
The Board of Directors approved a regular quarterly dividend of $0.02 per share payable May 15, 2009, to shareholders of record as of April 30, 2009. This is a reduction from the previous quarter’s $0.08 per share dividend. President and Chief Executive Officer Jeffrey T. Benton commented, “As The Bank continues to maneuver through these stressful economic times, the Board felt it prudent to continue to preserve capital by reducing the dividend.”
The Board of Directors also announced on April 15, 2009, that Jerome J. Harmeyer is retiring as a director, having reached the Board retirement age limit. Terry Kramer, Board Chairman, commented “We would like to thank Jerry Harmeyer for his years of service as a director. His advice and business skills will be missed.”
Net Income
Earnings for the three months ended March 31, 2009 were a loss of $1.07 million, compared to net income of $1.30 million for the same period in 2008. The per share loss was $0.29 for the three months ended March 31, 2009 compared to $0.35 earnings per share for the three months ended March 31, 2008. Net income was negatively impacted by increases in provision expense associated with commercial and commercial real estate loan portfolios. Additionally, operating expenses increased due to increases in state franchise taxes and FDIC insurance costs.
Net Interest Income
Net interest income was $5.3 million for the three months ended March 31, 2009 compared to $5.5 million for the same period in 2008. An overall decline in loan balances coupled with a decreased net interest margin, period to period, contributed to the reduced interest income. However, due to recent pricing initiatives in both loans and deposits, net interest income increased over the fourth quarter of 2008.
Strong deposit pricing competition and lower overall rates have continued to pressure the net interest margin, though the margin increased over the fourth quarter of 2008. The Bank has seen good growth in most deposit products. This has helped reduce funding costs by reducing balances of brokered CDs and borrowed funds. Increased funding costs may further negatively impact the net interest margin in future periods if the current competitive environment remains in effect. The Corporation has been able to reduce its overall borrowings, mainly through the FHLB, by replacing them with customer deposits that have grown significantly. The Corporation’s net interest margin for the first quarter declined slightly compared to the first quarter 2008, from 3.47% to 3.39%, due to increased cash equivalent balances which earn a lower yield, but provide necessary liquidity to the Bank’s balance sheet. Compared to the fourth quarter, the margin improved from 3.06% to 3.37% due to improved deposit and loan pricing, strong core deposit growth and reduced broker deposits and FHLB debt.
Noninterest Income
Total noninterest income decreased $380 thousand, or 21.4%, for the three months ended March 31, 2009, compared to the same period in 2008. The decrease was primarily attributable to the Bank’s partial redemption of its equity interest in Visa Inc.’s initial public offering during the first quarter 2008, which provided a pretax gain of $278 thousand for that period. The change in noninterest income revenues from period to period was also attributed to a decrease in trust revenue caused by declining investable balances and market conditions.
Noninterest Expense
Total noninterest expense increased $224 thousand, or 4.6%, for the three months ended March 31, 2009, compared to the same period in 2008. The increase was primarily the result of occupancy expense related to the Corporation’s branch expansion coupled with an increase in the Corporation’s state franchise taxes and Federal deposit insurance premiums. Salaries and benefits expense decreased as a result of staff reductions.
Analysis of Selected Financial Condition (Dollars in thousands)
The Corporation’s assets totaled $728,705 at March 31, 2009, compared to $712,564 at December 31, 2008, an increase of $16,141, or 2.3%. Federal funds sold and equivalents increased from $33,632 at December 31, 2008 to $48,714 at March 31, 2009 as a result of The Bank’s initiatives to increase liquidity. Total securities decreased slightly from $119,362 at December 31, 2008 to $114,650 at March 31, 2009. The mortgage-backed securities portfolio, totaling $45,807 at March 31, 2009, provides the Corporation with a constant cash flow stream from principal repayments and interest payments. The Corporation held no structured notes during any period presented. The increase in securities balances is attributed to the shift of excess funds from loans into investments due to slower loan demand and strong deposit growth.
Total loans, including loans held for sale, increased $4,595, or 0.9%, from $514,296 at December 31, 2008 to $518,891 at March 31, 2009. The Corporation continues to experience positive loan activity within its geographic area. Commercial, industrial and consumer financing remained relatively stable or experienced small increases in loans outstanding. The Company continues to see good loan opportunities, as many large banks have cut back on lending.
Total deposits increased $21,269, or 3.8%, from $565,153 at December 31, 2008 to $586,422 at March 31, 2009. Deposit growth stems primarily from increased CDARS balances, which provide increased levels of FDIC insurance coverage for CDs. The Bank had approximately $168,000 in CDARS deposits outstanding at March 31, 2009. Noninterest-bearing deposits increased $3,552, or 7.2%, and interest bearing deposits increased $17,717, or 3.4% during the quarter ended March 31, 2009. The Corporation utilizes a variety of alternative funding sources due to competitive challenges within its primary market. Total borrowings decreased $3,816 during the three months ended March 31, 2009, from $88,384 at December 31, 2008.
Provision and Allowance for Loan Losses
The provision for loan losses totaled $3,435 for the three months ended March 31, 2009, compared to $600 for the same period in 2008. DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio. The largest percentage of charge-offs during 2009 was attributed to the economic conditions that affected the Columbus investment property, indirect portfolios and one large commercial loan. Non-accrual loans at March 31, 2009 decreased to $6.0 million from $10.4 million at December 31, 2008. The majority of non-accrual balances are attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. In addition, delinquent loans over thirty days from period to period decreased to 1.91% at March 31, 2009 from 3.27% at March 31, 2008, and again are mainly attributed to the real estate investment portfolio. Delinquent loans over thirty days decreased slightly to 1.91% at March 31, 2009 from 1.92% at December 31, 2008. Management will continue to focus on activities related to monitoring, collection, and workout of delinquent loans. Management also continues to monitor exposure to industry segments, and believes that the loan portfolio remains adequately diversified.
Net charge-offs for the three months ended March 31, 2009 increased to $2,552, compared to $1,123 for the three months ended March 31, 2008. Annualized net charge-offs for the three months ended March 31, 2009 were 2.00% compared to 0.86% at March 31, 2008. Management will continue to monitor the credit quality of the lending portfolio and may recognize additional provisions in the future if needed to maintain the allowance for loan losses at an appropriate level. The balance of allowance for loan losses was $7,020, or 1.37% of total loans at March 31, 2009, compared to $6,137, or 1.20% of total loans at December 31, 2008.

SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 16, 2009 Press Release
DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	March 31,	December 31,
	2009	2008
	(unaudited)
ASSETS
Cash and due from financial institutions	$12,722	$8,815
Federal funds sold and overnight investments	35,992	24,817

Total cash and cash equivalents	48,714	33,632
Securities available for sale, at fair value	106,648	111,360
Securities held to maturity, at amortized cost	8,002	8,002

Total securities	114,650	119,362
Loans held for sale, at lower of cost or market	4,732	1,083
Loans	514,159	513,213
Less allowance for loan losses	(7,020)	(6,137)

Net loans	507,139	507,076
Real estate owned	4,447	5,071
Investment in FHLB stock	3,778	3,796
Premises and equipment, net	15,197	15,537
Investment in unconsolidated affiliates	1,283	1,277
Bank-owned life insurance	15,790	15,623
Accrued interest receivable and other assets	12,975	10,107

Total assets	$728,705	$712,564

LIABILITIES
Deposits
Noninterest-bearing	$52,570	$49,018
Interest-bearing	533,852	516,135

Total deposits	586,422	565,153
Federal funds purchased and other short-term borrowings	4,459	5,370
Federal Home Loan Bank advances	80,109	83,014
Accrued interest payable and other liabilities	2,830	2,968

Total liabilities	673,820	656,505

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,908 issued	3,785	3,785
Retained earnings	63,564	64,933
Treasury stock, at cost, 556,523 shares	(13,494)	(13,494)
Accumulated other comprehensive income	1,030	835

Total shareholders’ equity	54,885	56,059

Total liabilities and shareholders’ equity	$728,705	$712,564

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008
Interest and dividend income
Loans	$7,104	$8,801
Taxable securities	1,027	885
Tax-exempt securities	274	231
Federal funds sold and other	77	223

Total interest income	8,482	10,140

Interest expense
Deposits	2,295	3,571
Borrowings	910	1,099

Total interest expense	3,205	4,670

Net interest income	5,277	5,470

Provision for loan losses	3,435	600

Net interest income after provision for loan losses	1,842	4,870

Noninterest income
Service charges on deposit accounts	598	611
Trust department income	236	287
Net gain on sale of securities	—	278
Net loss on sales of assets	(25)	(30)
Gains on sale of loans	51	62
Treasury management fees	135	107
Data processing servicing fees	135	178
Earnings on bank owned life insurance	167	165
Other	101	120

Total noninterest income	1,398	1,778

Noninterest expense
Salaries and other employee benefits	2,524	2,549
Occupancy and equipment	1,067	991
Professional services	163	159
Advertising	91	109
Postage, freight and courier	85	91
Supplies	77	70
State franchise taxes	169	69
Federal deposit insurance premiums	160	23
Other	739	790

Total noninterest expense	5,075	4,851

Income (loss) before income taxes (credit)	(1,835)	1,797

Income tax expense (credit)	(764)	499

Net income (loss)	$(1,071)	$1,298

Basic and diluted earnings (loss) per common share	$(0.29)	$0.35

Dividends per share	$0.08	$0.16

DCB FINANCIAL CORP
Selected Key Ratios and Other Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	3/31/09	3/31/08

Key Financial Information
Net interest income	$5,277	$5,470
Provision for loan losses	$3,435	$600
Non-interest income	$1,398	$1,778
Non-interest expense	$5,075	$4,851
Net income (loss)	$(1,071)	$1,298
Loan balances (average)	$517,878	$521,493
Deposit balances (average)	$578,554	$531,947
Non-accrual loans	$6,000	$11,990
Loans 90 days past due and accruing	$1,045	$1,822
Basic earnings (loss) per common share	$(0.29)	$0.35
Diluted earnings (loss) per common share	$(0.29)	$0.35

Weighted Average Shares Outstanding (000):
Basic	3,717	3,717
Diluted	3,717	3,717

DCB FINANCIAL CORP
Selected Consolidated Financial Information
(Unaudited)

	Three Months Ended
	3/31/09	3/31/08

Key ratios
Return on average assets	(0.60)%	0.75%
Return on average shareholders’ equity	(7.81)%	9.03%
Annualized non-interest expense to average assets	2.82%	2.79%
Efficiency ratio	76.03%	66.93%
Net interest margin (fully taxable equivalent)	3.39%	3.47%
Equity to assets at period end	7.53%	8.08%
Allowance for loan losses as a percentage of period-end loans	1.37%	1.50%
Total allowance for losses on loans to non-accrual loans	117.00%	64.85%
Net charge-offs (annualized) as a percent of average loans	2.00%	0.86%
Non-accrual loans to total loans (net)	1.18%	2.35%
Delinquent loans (30+ days)	1.92%	3.27%

Business of DCB Financial Corp
DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 18 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.
Application of Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2008 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.